Exhibit 5.1

To: Veraxa Biotech AG Talacker 35 8001 Zurich Switzerland

Walder Wyss Ltd.

Seefeldstrasse 123

P.O. Box

8034 Zurich

Switzerland

Telephone +41 58 658 58 58

Fax +41 58 658 59 59

www.walderwyss.com

Thiemo Sturny

Partner

Dr. iur., LL.M., Attorney at Law

Direct +41 58 658 52 92

thiemo.sturny@walderwyss.com

Marius Breier

Partner

M.A. HSG in Accounting and Finance

Certified Tax Expert

Direct +41 58 658 56 58

marius.breier@walderwyss.com

Zurich, August 05, 2026

Veraxa Biotech AG – Registration Statement on Form F-1

Dear Madams, dear Sirs,

We have acted as special Swiss legal counsel to Veraxa Biotech AG (the Company), a stock corporation incorporated under the laws of Switzerland (the Company) with a share capital of CHF 1,248,634.1103752759381898, divided into 141,407,813 common shares with a nominal value of CHF 100/11,325 each (the Shares), in connection with the filing of a Registration Statement on Form F-1, filed on or around the date hereof (the Registration Statement), including the accompanying prospectus set forth therein, with the United States Securities and Exchange Commission (the SEC) for the purpose of registering under the United States Securities Act of 1933, as amended (the Securities Act):

(a)	The issuance by the Company of up to 19,436,739 common shares, par value CHF 100/11,325 (Warrant Shares), including:

(i)	12,650,000 common shares issuable upon the exercise of the public warrants to purchase common shares at an exercise price of USD 11.50 per share, which were issued on June 10, 2026 (the Closing Date), in exchange for the SPAC public warrants; and

(ii)	6,786,739 common shares issuable upon the exercise of the Private Warrants (as defined below), to purchase common shares at an exercise price of USD 11.50 per share, which were issued on the Closing Date in exchange for the SPAC private warrants; and

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Swiss Legal Opinion

(b)	the potential offer and sale from time to time by the selling securityholders named in this Registration Statement or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (collectively, the Selling Securityholders) of up to (i) 6,786,739 private warrants (the Private Warrants) pursuant to that certain warrant agreement between Voyager Acquisition Corp and Continental Stock Transfer & Trust Company (later assumed by the Company) dated 8 August 2024 (the Warrant Agreement) and (ii) 120,295,385 common shares, which consist of:

(i)	6,100,000 outstanding common shares issued upon conversion on a one-for-one basis of SPAC class B ordinary shares;

(ii)	99,695,385 outstanding common shares issued to Company shareholders that are directors, officers and affiliates of the Company in the business combination;

(iii)	3,500,000 common shares issued out of treasury to Cantor pursuant to the Fee Modification Agreement between the Company, Voyager Acquisition Corp and Cantor Fitzgerald & Co., dated 27 May 2026 (as amended on 28 July 2026, the Fee Modification Agreement); ((i) to (iii) together, the Existing Shares); and

(iv)	up to 11,000,000 common shares (together with the Warrant Shares, the New Shares) issuable upon exercise of the HTC note and the High Trail warrant under a certain Securities Purchase Agreement between the Company, Voyager Acquisition Corp, High Trail Special Situations II LLC and HT Investments MA LLC dated 27 May 2026 (the Securities Purchase Agreement).

As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

1.	Scope and limitation of opinion

Our opinion is strictly confined to matters of Swiss law as in force at the date hereof and as it is presently applied by the Swiss Federal Supreme Court (Schweizerisches Bundesgericht) as published in its official collection (amtliche Sammlung). Such law and its interpretation are subject to change. In the absence of explicit statutory law or case law established by such court, we base our opinion solely on our independent professional judgment and it cannot be excluded that any Swiss court would apply a different interpretation. No opinion is expressed as to the laws of any country or jurisdiction, other than Switzerland.

Our opinion is strictly limited to the Documents (as defined below) and the specific matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For the purpose of this opinion, we have not conducted any due diligence, verification or similar investigation as to any matters of facts or as to the truth, accuracy and completeness of the representations and warranties made in the Documents, and we do not express or imply any opinions thereon.

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Swiss Legal Opinion

2.	Documents

For the purpose of this opinion, we have only examined the following documents (collectively, the Documents):

(a)	a scanned copy (received by e-mail) of the executed Warrant Agreement;

(b)	and an electronic copy of the to be executed warrant assignment, assumption and amendment agreement between Voyager Acquisition Corp, Continental Stock Transfer & Trust Company and the Company dated 10 June 2026;

(c)	a scanned copy (received by e-mail) of the executed Fee Modification Agreement;

(d)	a scanned copy (received by e-mail) of the executed Securities Purchase Agreement;

(e)	a scanned copy (received by e-mail) of the Underwriting and Option Agreement between the Company and XRNA Biotech GmbH dated on or around 24 July 2026;

(f)	a scanned copy (received by e-mail) of the Contribution Agreement between Company and XRNA Biotech GmbH dated on or around 24 July 2026;

(g)	a scanned copy (received by e-mail) of the Share Purchase Agreement between the Company and XRNA Biotech GmbH dated on or around 24 July 2026 (2(a) to 2(g), the Agreements);

(h)	an electronic copy of the executed resolutions of the Company’s board of directors dated on or around 28 July 2026 (the BoD Resolution 1);

(i)	an electronic copy of the executed resolutions of the Company’s board of directors dated on or around 20 May 2026, approving i.a. the entering into of the Securities Purchase Agreement (the BoD Resolution 2);

(j)

an electronic copy of the executed resolutions of the Company’s board of directors dated on or around 11 June 2026, confirming and ratifying its previous approval of i.a. the entering into of the Securities Purchase Agreement (the BoD Resolution 3);

(k)	an electronic copy of the executed resolutions of the Company’s board of directors dated on or around March 26, 2026 (the BoD Resolution 4);

(l)

a scanned copy (received by e-mail) of the minutes of a circular resolution of the board of directors of the Company dated 24 July 2026, approving i.a. the entering into of the Agreements under 2.(e) to 2.(g) (the BoD Resolution 5, together with BoD Resolution 1, BoD Resolution 2, BoD Resolution 3 and BoD Resolution 4, the BoD Resolutions);

(m)	a copy of the notarized resolutions of the Company’s extraordinary shareholders’ meeting held on 27 February 2026 (the EGM Resolutions);

(n)	an electronic copy of the articles of association of the Company dated 24 July 2026 (the Articles); and

(o)	an electronic copy of the excerpt from the commercial register of the Canton of Zurich in respect of the Company dated as of the date hereof (the Excerpt).

No documents, other than the Documents, have been reviewed by us in connection with this opinion.

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Swiss Legal Opinion

3.	Assumptions

For the purpose of this opinion, we have assumed that:

(a)	all Documents submitted to us as originals are authentic and complete, and all Documents submitted to us as copies of originals (including, without limitation, certified copies, photocopies, fax, pdf or scanned copies) are complete and conform to the original documents;

(b)	all signatures on the Documents submitted to us are genuine and have been provided by the persons as indicated in the context of the respective signatures and any electronic signature on any Document has been inalterably affixed thereto by or with the specific authorisation of the individual to whom such electronic signature belongs and such individual has saved and submitted such Document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	the information provided in the Documents (in particular, without limitation, in the Excerpt and the Articles) is true, correct, complete and up to date and there are no facts outstanding or matters resolved that are not reflected in the Documents;

(d)	to the extent relevant for the purposes of this opinion and except as expressly opined upon herein, all statements made and the representations and warranties given in the Documents are and will be at all relevant times true and accurate;

(e)	The BoD Resolutions and the EGM Resolution have each been duly resolved in a meeting duly convened;

(f)	Documents are in full force and effect and have not been and will not be revoked, rescinded, amended, superseded or otherwise modified;

(g)	the Agreements are legal, valid, binding and enforceable under the law (other than Swiss law) by which they are expressed to be governed, and the choice of the law and the submission to the jurisdiction of the courts stated in the Agreements (other than Swiss courts) are valid, binding and enforceable under all applicable laws and as far as any obligation under the Agreements is required to be performed in any jurisdiction outside of Switzerland, its performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction;

(h)	the Company has not entered into any transaction which could be construed as repayment of share capital (Einlagenrückgewähr);

(i)	the New Shares will be validly issued by the Company based on its conditional capital as set forth in the Articles, all in line with and pursuant to the Agreements, including receipt of a duly executed notice of exercise by the Company and payment of the respective exercise price;

(j)	the Company has at all times available a sufficient portion of its conditional capital (bedingtes Kapital) for the issuance of the New Shares.

The assumptions as set forth in this section 3 (Assumptions) do not imply that we have made any inquiry to verify any of them nor do they suggest that we are aware of any circumstances which might affect the correctness of any of them. No assumption specified above is limited by reference to any other assumption.

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Swiss Legal Opinion

1.	Opinions

Based upon the Documents and assumptions referred to herein and subject to the qualifications referred to herein, we are of the opinion that:

(a)	The New Shares to be issued by the Company and covered by the Registration Statement, if and when issued and delivered by the Company and paid for, all in line with and pursuant to the Agreements, will be validly issued, fully paid-in (up to their nominal amount) and non-assessable; and

(b)	The Existing Shares form part of the Shares, are validly existing, are fully paid-in as to their nominal value and are non-assessable.

2.	Qualifications

The opinions expressed in this letter are subject to the following qualifications:

(a)	We are qualified to practice law in Switzerland and do not hold ourselves to be experts in any laws other than the laws of Switzerland. In this respect, we assume that there is nothing under any law (other than the laws of Switzerland) which would or might affect the opinions expressed herein.

(b)	In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by substantive Swiss law and be brought before a Swiss court.

(c)	We express no opinion as to the validity and enforceability of the Agreements or as to any tax matters or regulatory, commercial, accounting, calculating, auditing or other non-legal matters.

(d)	The Company’s conditional capital for shareholders’ options (article 3a and article 3b of the Articles) as per the Articles authorizes the Company’s board of directors to increase the share capital by up to CHF 459,424 and CHF 44,152 respectively through the issuance of no more than 52,029,768 registered shares and 5,000,214 registered shares respectively with a nominal value of CHF 100/11,325. Any issuances of Shares by the Company under the Company’s conditional capital as per article 3a and article 3b of the Articles other than pursuant to the Agreements would further decrease the number of available shares issuable under the Agreements. If the Company and the Company’s board of directors wanted to issue more shares pursuant to the Agreements than available under the Company’s conditional capital as per article 3a and article 3b of the Articles, the Company’s shareholders’ meeting would have to amend the Articles.

(e)	When used in this opinion, the term “non-assessable” means that no further contributions have to be made by the relevant holder of the shares.

(f)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement.

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3.	Miscellaneous

We have issued this opinion as of the date hereof and we do not assume any obligation to advise you of any changes in fact or in law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matter” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is issued by Walder Wyss Ltd., a stock corporation (Aktiengesellschaft) incorporated under the laws of Switzerland. No director, officer or other employee of Walder Wyss Ltd. may be held liable under or in connection with this opinion and terms such as “we”, “us” and “ours” shall be interpreted accordingly.

This opinion may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by and shall be construed in accordance with the substantive laws of Switzerland and any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the ordinary courts of the city of Zurich, Switzerland.

Yours sincerely,

Walder Wyss Ltd.

/s/ Thiemo Sturny	/s/ Marius Breier
Thiemo Sturny	Marius Breier

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